Exhibit 10.21

***Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant customarily and actually treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit***

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of the 5th day of December, 2023 (the “Effective Date”) by and between Sumitomo Pharma Co., Ltd., a company duly incorporated and existing under the laws of Japan and having its principal place of business at [***] (“Sumitomo”), and Aspen Neuroscience, Inc., a company duly incorporated and existing under the laws of the State of Delaware and having its principal place of business at 10835 Road to the Cure, Ste. 100, San Diego, CA 92121, the United States of America (“Aspen”).

RECITALS

WHEREAS, Sumitomo and ID Pharma Co., Ltd. (“ID Pharma”) are parties to the Original License Agreement (as defined below), pursuant to which Sumitomo has been granted an exclusive license by ID Pharma under certain patent rights with respect to certain technology in the Indication (as defined below), related to producing induced pluripotent stem cells by using the Sendai virus vector; and

WHEREAS, Aspen desires to obtain a non-exclusive sublicense to certain rights granted by ID Pharma to Sumitomo under the Original License Agreement under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the agreements contained herein, the Parties (as defined below) agree as follows:

ARTICLE 1 Definition of Terms

1.01
The terms defined herein shall have the meaning set forth herein when they are used in this Agreement. As used in this Agreement, the singular includes the plural, and the plural includes the singular, wherever so required by fact or context. Titles used in the articles hereof shall be only for the sake of convenience and shall not be regarded as a part of this Agreement.
1.02
“Affiliate” shall mean, in respect of a Party, any Person directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a legal entity; provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
1.03
“Agreement” shall have the meaning ascribed to it in the preamble.
1.04
“Annual License Fee” shall mean the amount specified in Article 3.01(b).
1.05
“Anti-Corruption Laws” shall have the meaning ascribed to it in Article 20.02.
1.06
“Aspen” shall have the meaning ascribed to it in the preamble.

1.07
“Aspen Indemnitees” shall have the meaning ascribed to it in Article 13.02.
1.08
“Bundled Products” shall mean a Licensed Product and/or a Combination Product that is sold as part of a bundle with one (1) or more other products.
1.09
“Claim Package” shall have the meaning ascribed to it in Article 21.02.
1.10
“Combination Product” shall mean a Licensed Product that is combined with one (1) or more products, processes, devices, pieces of equipment or components (including any additional active ingredient included in a Licensed Product).
1.11
“Competing Product” shall mean any induced pluripotent stem cells-derived cell therapeutics product for neurodegenerative disorders in the central nervous system and/or degenerative eye disorders.
1.12
“Competitor” shall mean any Person researching, developing, manufacturing, importing, exporting, commercializing or distributing the Competing Product.
1.13
“Competitor Firewalled Materials” shall have the meaning ascribed to it in Article 21.02.
1.14
“Confidential Information” shall mean any and all information disclosed by or on behalf of either Party (“Disclosing Party”) to the other Party (“Receiving Party”) or obtained by either Party under, relating to or in connection with this Agreement. Confidential Information shall include, without limitation, Improvements, marketing plans, sales forecasts or other proprietary information as well as the existence and terms and conditions of this Agreement. Any and all data and information provided by Sumitomo to Aspen under the [***] shall be regarded as having been provided under this Agreement and shall be included in the Confidential Information.

Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party can demonstrate by written records that:

(a)
is now or subsequently becomes generally available to the public through no wrongful act or omission of the Receiving Party;
(b)
was already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;
(c)
the Receiving Party has rightfully obtained from a third party who has the right to transfer or disclose it; or
(d)
was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party.
1.15
“Development” or “Develop” shall mean the research and/or development activities with respect to the Licensed Product in or for the Licensed Territory, including non-clinical, clinical, regulatory and preclinical related activities, necessary or useful for obtaining and/or maintaining any Regulatory Approval in or for the Licensed Territory.
1.16
“Development Milestone Payment” shall have the meaning ascribed to it in Article 3.01(c).
1.17
“Disclosing Party” shall have the meaning ascribed to it in Article 1.14.

1.18
“Distribution” or “Distribute” shall mean the promotion, marketing, sale, commercialization and/or distribution of the Licensed Product in the Licensed Territory.
1.19
“Effective Date” shall have the meaning ascribed to it in the preamble.
1.20
“FDA” shall mean the United States Food and Drug Administration.
1.21
“Field of Use” shall mean autologous therapy for neurodegenerative disorders in the central nervous system and degenerative eye disorders.
1.22
“Firewalled Materials Designee” shall have the meaning ascribed to it in Article 15.05.
1.23
“Fiscal Year” shall mean the fiscal year beginning on April 1 of each calendar year and ending on March 31 of the following calendar year.
1.24
“Governmental Authority” shall mean any central, national, foreign, international, multinational, federal, state, provincial, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, commission or other similar entity (including any branch, department or official thereof).
1.25
“ID Pharma” shall have the meaning ascribed to it in the first recital.
1.26
“Improvement” shall mean any improvement invention or discovery relating to the Licensed IP. For the avoidance of doubt, Improvements exclude (a) the manufacturing method of the Licensed Product derived from IPS Cells, and (b) cells further differentiated from the IPS Cells.
1.27
“INDA” shall mean any investigational new drug application submitted to a Regulatory Body in the relevant Region for approval to commence clinical trials for the Licensed Product in such Region.
1.28
“Indication” shall mean neurodegenerative disorders in the central nervous system and/or degenerative eye disorders.
1.29
“Insolvency Event” shall mean, with respect to any Party, if such Party is declared bankrupt, ceases business, or is subject to any procedure for a similar effect under any applicable law and/or regulation and such procedure is not dismissed within ninety (90) days after being instituted.
1.30
“IPS Cells” shall mean the induced pluripotent stem cells produced by nuclear reprogramming using the Sendai virus vector, where such cells or the process of making such cells is covered by a Valid Claim under the Licensed IP for clinical and commercial use, which shall conform to Good Gene, Cellular, and Tissue based Products Manufacturing Practice specified by the ordinance of the Ministry of Health, Labour and Welfare in Japan, or any equivalent law, rule regulation, ordinance, standard, or principle, applicable outside Japan.
1.31
“Japanese Yen” or “JPY” shall mean the legal currency of Japan.
1.32
“Licensed IP” shall mean (a) the patent(s) set forth in Schedule A attached hereto as of the Effective Date, (b) all divisional applications, continuation applications, continuation-in-part applications, and all patents issued from such applications, including any reissues and reexaminations, (c) the corresponding foreign patent applications and patents in item (a) above, and (d) any other patent or patent application that Sumitomo is granted a license to by ID Pharma under the Original License Agreement as of the Effective Date or throughout the Term; provided that, in the event that the Original License Agreement is partially terminated and/or any patent or right to an application set forth above is or becomes out of the scope of the Original License Agreement, such patent or application shall be automatically excluded from the Licensed IP under this Agreement.
1.33
“Licensed Product” shall mean [***].
1.34
“Licensed Territory” shall have the meaning ascribed to it in Article 2.02.
1.35
“Loss” shall have the meaning ascribed to it in Article 13.01.
1.36
“Material Change” shall mean, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party (or its parent) representing a majority or more of the combined voting power of such Party’s (or its parent’s) then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (or its parent) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; or (c) any sale, lease, exchange, contribution or other transfer of all or substantially all of the assets of such Party to which this Agreement relates, other than the sale or disposition of such assets to an Affiliate of such Party.
1.37
“NDA” shall mean the new drug application submitted for the Licensed Product to the Regulatory Body in the relevant Region.
1.38
“Net Sales” shall mean the gross amounts invoiced and received by Aspen and/or its Permitted Affiliates for sales of the Licensed Product within the Field of Use in the Licensed Territory by Aspen and/or its Permitted Affiliates to a third party on an arms-length basis, less the following: (a) trade, quantity and/or cash discounts, allowances, rebates and other price reductions actually allowed or given; (b) credits actually allowed for claims, rejections, defects or recalls of the Licensed Product or returned Licensed Product; (c) refunds, chargebacks or retroactive price reductions; (d) freight, postage, shipping, handling insurance and other transportation expenses and charges, including packing expenses; and (e) sales, value-added, excise or use taxes, tariffs, duties and customs fees and other taxes or governmental charges imposed with respect to specific sales or uses. With respect to a Combination Product, [***]. With respect to Bundled Products, how to calculate the Net Sales shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value of the contribution of each of the Licensed Product, Combination Product and other products in the bundle, as reflected in their individual sales prices. For clarity, sale of Licensed Product by Aspen or any of its Permitted Affiliates or New Licensees to another of these entities for resale by such entity to a third party shall not be deemed a sale for purposes of this definition of “Net Sales”. Further, transfers or dispositions of Licensed Product at or below cost: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a Regulatory Body shall not, in each case of (i) through (iv), be deemed sales of such Licensed Product for purposes of this definition of “Net Sales.”
1.39
“New Licensee” shall have the meaning ascribed to it in Article 2.04.
1.40
“Original License Agreement” shall mean the license agreement executed between [***], as the same may be amended from time to time.
1.41
“Party” shall mean each of Sumitomo and Aspen, and the term “Parties” shall mean both of them.
1.42
“Permitted Affiliate” shall mean any Affiliate of Aspen that either (a) is not a Competitor, or (b) is approved in advance and in writing by Sumitomo, such approval not to be unreasonably withheld.
1.43
“Person” means any individual, Governmental Authority, corporation, partnership, joint venture, joint stock company, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, unincorporated organization or other enterprise or entity.
1.44
“Potential Investors” shall have the meaning ascribed to it in Article 15.04.
1.45
“Receiving Party” shall have the meaning ascribed to it in Article 1.14.
1.46
“Region” shall have the meaning ascribed to it in Article 2.02.
1.47
“Region 1” shall have the meaning ascribed to it in Article 2.02.
1.48
“Region 2” shall have the meaning ascribed to it in Article 2.02.
1.49
“Region 3” shall have the meaning ascribed to it in Article 2.02.
1.50
“Regulatory Approval” shall mean any registration, license, permission, authorization or any other approval by the Governmental Authority necessary for the Development (including the conduct of clinical trials), manufacture, import, export, use and Distribution of the Licensed Product or any Combination Product, inter alia the drug permit license issued by FDA.
1.51
“Regulatory Body” shall mean the Governmental Authority responsible for the relevant Regulatory Approval.
1.52
“Royalty” shall mean the amount specified Article 3.01(e).
1.53
“Royalty Term” shall have the meaning ascribed to it in Article 3.01(e).
1.54
“Rules” shall have the meaning ascribed to it in Article 23.01.
1.55
“Sales Milestone Payment” shall have the meaning ascribed to it in Article 3.01(d)
1.56
“Subject Products” shall have the meaning ascribed to it in Article 21.02.
1.57
“Sumitomo” shall have the meaning ascribed to it in the preamble.
1.58
“Sumitomo Firewalled Materials” shall have the meaning ascribed to it in Article 21.02.

1.59
“Sumitomo Indemnitees” shall have the meaning ascribed to it in Article 13.01.
1.60
“Term” shall have the meaning ascribed to it in Article 17.01.
1.61
“Third Party Payment” shall have the meaning ascribed to it in Article 3.01(e).
1.62
“U.S. Dollars” or “USD” shall mean the legal currency of the United States of America.
1.63
“Valid Claim” shall mean any claim of an issued and unexpired patent within the Licensed IP which has not lapsed or expired, been withdrawn or disclaimed, denied or admitted to be invalid, unpatentable, or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or otherwise rendered invalid or unenforceable through reissue, disclaimer, re-examination, opposition, post-grant review or inter parties review or other patent proceedings, or lost through interference proceeding, or been cancelled or abandoned or dedicated to the public.

ARTICLE 2 Grant

2.01
Sumitomo hereby grants to Aspen and its Permitted Affiliates a non-exclusive, non-transferable (except in the case of any permitted assignment described in Article 21.01) and non-sublicensable license (a) to manufacture IPS Cells, (b) to use IPS Cells to use, Develop, have Developed, manufacture, have manufactured, import, Distribute and have Distributed the Licensed Product in the Licensed Territory in the Field of Use, and (c) to use, Develop, have Developed, manufacture, have manufactured, import, Distribute and have Distributed the Licensed Product in the Licensed Territory in the Field of Use. For the avoidance of doubt, Aspen and its Permitted Affiliates shall have the right to have one or more third party service providers (including, without limitation, contract research organizations, contract manufacturing organizations, distributors and research service providers) perform activities on behalf of, or for the benefit of, Aspen and its Permitted Affiliates for Aspen and its Permitted Affiliates to exploit the license grant provided above; provided that, Aspen shall ensure compliance by any such third party service provider with the applicable terms of this Agreement and the applicable laws and regulations, and remain responsible for the obligations under this Agreement.
2.02
The Licensed Territory shall mean North America (i.e. the United States of America and Canada) (“Region 1”); provided, however, that Aspen shall have two (2) options (each of item (a) and item (b)), exercisable through prior written notice to Sumitomo during the Term, namely, to (a) include Europe (i.e. Federal Republic of Germany, French Republic, United Kingdom of Great Britain and Northern Ireland, Swiss Confederation, Kingdom of Spain, Italian Republic, and Kingdom of Sweden)in the Licensed Territory upon additional payment to Sumitomo of [***] (“Region 2”) and (b) include four Asian countries (i.e., Japan, Greater China (including the People’s Republic of China, Taiwan, Macau and Hong Kong), Republic of Korea, and Commonwealth of Australia) in the Licensed Territory upon additional payment to Sumitomo of [***] (“Region 3”; each of Region 1, Region 2, and Region 3, a “Region”).
2.03
Aspen shall at its sole cost and expense, and at its own risk and responsibility, perform any of the activities specified in Article 2.01 in compliance with this Agreement and any and all applicable laws and/or regulations thereon.
2.04
In the event that Aspen wishes for all or a portion of its rights under the Licensed IP hereunder to be granted to any third party (a “New Licensee”), then upon Aspen’s request, Sumitomo shall, except in the event that such third party is a Competitor of Sumitomo, use reasonable efforts to negotiate and enter into a license agreement with such third party to grant such rights directly to such third party on terms no less favourable than those set forth in this Agreement.
2.05
Aspen shall not challenge the validity, enforceability or scope of the Licensed IP.
2.06
When requested by Sumitomo, Aspen shall submit to Sumitomo written pledges signed by its Permitted Affiliates that the Permitted Affiliates shall comply with the terms of this Agreement and be responsible for the proper exercise by Aspen and/or any other Permitted Affiliate thereof of any license or other right granted hereunder as well as the performance thereby of Aspen’s or any other Permitted Affiliate’s obligations hereunder in full compliance with the terms of this Agreement and any and all applicable laws and/or regulations. Aspen shall be responsible for the proper exercise by any Permitted Affiliate thereof of any license or other rights granted hereunder as well as the performance thereby of Aspen’s obligations hereunder in full compliance with the terms of this Agreement and any and all applicable laws and/or regulations thereon.

ARTICLE 3 Payment

3.01
In consideration of the license grant in Article 2.01, Aspen shall make the following payments to Sumitomo:
(a)
Upfront Payment: A non-refundable upfront payment of Forty Million Japanese Yen (*40,000,000) payable within forty (40) calendar days from the Effective Date;
(b)
Annual License Fee: A non-refundable annual license fee of Six Million Japanese Yen (¥6,000,000) (“Annual License Fee”), regardless of the selection of Region(s) and the number of the Licensed Products Aspen or its Permitted Affiliates exploit hereunder, payable within forty (40) calendar days from the first day of each applicable Fiscal Year. The Annual License Fee to be paid in the Fiscal Year of the first commercial sale of a Licensed Product and each year thereafter shall be creditable against the Royalties payable in such Fiscal Year. For the first Fiscal Year beginning on the Effective Date and ending on March 31 of the following year (i.e., March 31, 2024), Aspen shall pay the Annual License Fee prorated on a daily basis within forty (40) calendar days from the Effective Date;
(c)
Development Milestone Payments: Within forty (40) calendar days after the occurrence of each milestone event set forth below, Aspen shall provide written notice thereof and pay to Sumitomo the corresponding one-time, non-refundable development milestone payment (each, a “Development Milestone Payment”):

Development Milestone Payment	Milestone Event
(i) [***] for each Licensed Product for each Region. [***] in total if this milestone is achieved in ail three Regions)	the first submission of the INDA for each Licensed Product in each Region
(ii) [***] for each Licensed Product in each Region [***] in total if this milestone is achieved in all three Regions)	the first submission of the NDA for each Licensed Product in each Region

(d)
Sales Milestone Payments: Within forty (40) days after the Fiscal Year in which any milestone event set forth below occurs for the first time, Aspen shall provide written notice thereof and pay to Sumitomo the corresponding one-time, non-refundable sales milestone payment (each, a "Sales Milestone Payment”):

Sales Milestone Payment	Milestone Event
(i) [***]	Total Net Sales of each Licensed Product exceed [***]
(ii) [***]	Total Net Sales of each Licensed Product exceed [***]
(iii) [***]	Total Net Sales of each Licensed Product exceed [***]
(iv) [***]	Total Net Sales of each Licensed Product exceed [***]
(v) [***]	Total Net Sales of each Licensed Product exceed [***]

(e)
Royalty: Until (i) the lapsing, expiry, abandonment or cessation of the last Valid Claim of the Licensed IP or (ii) the tenth (10th) anniversary of the first commercial sale of the Licensed Product in the Licensed Territory, whichever is later (the “Royalty Term”), Aspen shall pay to Sumitomo a non-refundable Royalty, with respect to each Licensed Product on a country-by-country basis, at a rate equal to [***], within forty (40) calendar days from the end of the applicable Fiscal Year. [***]. For avoidance of doubt, Sumitomo shall have no obligation to agree to any such royalty reduction. The Parties agree that in no event shall the royalty rate be under [***] of the annual Net Sales of any Licensed Product.
3.02
The payments under the preceding Article 3.01 shall be made in Japanese Yen by telegraphic transfer to the bank account designated by Sumitomo in writing reasonably in advance. Net Sales or any other payments incurred in currencies other than Japanese Yen shall be converted to Japanese Yen. The conversion to Japanese Yen shall be made at the rate of exchange [***].
3.03
Subject to the express terms of this Article 3.03, Sumitomo shall be responsible for the payment of any and all taxes (excluding the withholding below) levied on account of the royalties and other payment paid to Sumitomo by Aspen under this Agreement. All payments made under this Agreement shall be made by Aspen without any deduction or withholding for or on account of any tax unless such withholding is required by applicable laws or regulations. Where such withholding is so required: (i) Aspen shall make each required withholding and the related payment to the competent Governmental Authority within the time allowed and in the amount required by law, and (ii) within thirty (30) calendar days of such withholding payment, Aspen shall provide Sumitomo with reasonable evidence of Aspen’s payment of the withholding tax. Each Party shall provide the other Party with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.
3.04
Aspen shall keep and maintain complete and accurate books and records with respect to all payments owed hereunder at all times during the Term and for five (5) years thereafter (or such longer period as may be required under the applicable law or regulation). All such books and records shall be prepared and maintained in accordance with applicable laws and regulations.

ARTICLE 4 Information

4.01
During the Term, Aspen shall, within a commercially reasonable period of time after becoming aware and additionally at the reasonable request of Sumitomo (but no more than once annually), provide Sumitomo with reasonable information on the status of the Development in the Licensed Territory.

ARTICLE 5 Development

5.01
Aspen shall, at its sole cost and expense, and at its own discretion and responsibility, conduct the Development in compliance with any and all applicable laws and regulations for the Development and the protocols thereof, including, but not limited to, any communications made to or with any Regulatory Body.

ARTICLE 6 Regulatory Approval

6.01
Aspen shall, at its own cost and expense, and at its own discretion and responsibility, file any applications (i.e., INDAs and NDAs) related to the Regulatory Approval of a Licensed Product for the Indication and obtain such Regulatory Approval, including, but not limited to, making any communications to or with the Regulatory Body.
6.02
Aspen shall promptly report to Sumitomo, upon Sumitomo’s reasonable written request (and no more than once annually), the status of the above filed application(s) for Regulatory Approval(s) of a Licensed Product for the Indication in such manner as agreed upon by the Parties.
6.03
Aspen shall notify Sumitomo in writing promptly after Aspen obtains each Regulatory Approval for each Licensed Product for the Indication for each country in the Licensed Territory.

ARTICLE 7 Distribution

7.01
Aspen shall, at its sole cost and expense, and at its own discretion and responsibility, conduct the Distribution, manufacture, and/or import of the Licensed Product in compliance with any and all applicable laws and regulations therefor. Aspen shall, during the Term, use its reasonable efforts to exploit the market for the Licensed Product in the Licensed Territory.

ARTICLE 8 Report and Audits

8.01
Aspen shall, within forty (40) calendar days from the end of each quarter of the Fiscal Year, provide Sumitomo with a report which contains the following information:
(a)
Net Sales of each Licensed Product sold in the preceding quarter;
(b)
the amount of the Royalty, Development Milestone Payments and/or the Sales Milestone Payments;
(c)
the exchange rate(s) used in determining the amount of the Net Sales in any currency other than Japanese Yen pursuant to Article 3.02; and
(d)
marketing activities for the Licensed Product.

8.02
Aspen shall provide to Sumitomo with (a) an annual report of the Net Sales and the Royalties owing under Article 3.01 and (b) the amount of the Annual License Fee within forty-five (45) calendar days after the end of each applicable Fiscal Year.
8.03
During the Term and for five (5) years thereafter, upon the reasonable written request of Sumitomo, Aspen shall permit an independent certified public accounting firm selected by Sumitomo and reasonably acceptable to Aspen, at Sumitomo’s expense (except as provided in the final sentence of this article), to have access during normal business hours to the books and records set forth in Article 3.04 as may be reasonably necessary to verify the accuracy of the payments and payment reports provided by Aspen hereunder and otherwise verify compliance with this Agreement; provided, however, that (a) any such audit shall not apply to the books and records for any quarter ending more than sixty (60) months prior to the date of such request, (b) Sumitomo shall not have the right to conduct more than one (1) such audit in any twelve (12) month period, and (c) in no event may Sumitomo review the same period more than once. Aspen may require such accounting firm to enter into Aspen’s standard confidentiality agreement prior to the conduct of such audit, and such accounting firm shall only be permitted to disclose to Sumitomo whether the calculation of payment due by Aspen to Sumitomo is accurate and necessary details concerning any discrepancies. If such audit concludes that additional amounts were owed, Aspen shall pay such additional amounts and interest at a rate per day equal to [***]. The fees associated with any such audit shall be paid by Aspen if the audit concludes that the deficiency in the Royalties, Development Milestone Payments and/or Sales Milestone Payments for the applicable period exceeded [***]. If, based on the results of any audit, such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at Aspen’s request, shall be promptly reimbursed to Aspen.

ARTICLE 9 Protection of Licensed IP

9.01
Aspen shall promptly inform Sumitomo in writing (a) in the event of receipt of any notice from any third party of any action, suit or claim alleging infringement by the Licensed IP and/or IPS Cells, or (b) if it becomes aware that a third party is infringing or attempting to infringe the Licensed IP in or outside the Licensed Territory.
9.02
Sumitomo is not obliged to indemnify Aspen (including any Affiliate thereof) for any damage or loss caused by any infringement by any third party of the Licensed IP, IPS Cells and/or the Licensed Product.
9.03
Upon the request of Sumitomo, Aspen shall, at Sumitomo’s cost, provide reasonable cooperation to resolve any claim or infringement described in Article 9.01.
9.04
Aspen shall not settle any action, suit or claim alleging that a third party infringes the Licensed IP without Sumitomo’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
9.05
Aspen may settle any action, suit or claim alleging that the Licensed Product infringe a third party patent claim in its sole discretion.

ARTICLE 10 Representations, Warranties and Covenants

10.01
Sumitomo represents and warrants that it is duly incorporated, validly existing, in a sound and reliable financial condition, and in good standing, and has the power and authority to perform under this Agreement.

10.02
Sumitomo represents and warrants that the execution and performance of this Agreement does not violate any law, regulation, official decision or award, and does not constitute a breach of any contract that Sumitomo is a party to.
10.03
Sumitomo represents and warrants that, as of the Effective Date, it has the full rights, power and authority to grant all of the rights, title and/or interests in the licenses and other rights granted to Aspen and its Permitted Affiliates under this Agreement as of the Effective Date. In particular, Sumitomo represents and warrants that, as of the Effective Date, the grant of this sublicense under the Original License Agreement requires no consent, waiver or other action by ID Pharma and the rights and obligations of Aspen set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with the terms of the Original License Agreement.
10.04
Sumitomo represents and warrants that, as of the Effective Date, (a) the Original License Agreement constitutes all agreements with third parties pursuant to which Sumitomo has in-licensed or otherwise obtained rights with respect to the Licensed IP; (b) it has provided to Aspen an accurate and true copy of a partially blacked-out Original License Agreement, as amended to date; (c) the Original License Agreement is in full force and effect and Sumitomo is not in breach or default in the performance of its obligations under the Original License Agreement and Sumitomo has not received any notice from ID Pharma of any breach, default or noncompliance of Sumitomo under the terms of the Original License Agreement. Sumitomo covenants to Aspen that, from the Effective Date until expiration or termination of this Agreement in its entirety, Sumitomo will use its best efforts not to terminate or breach the Original License Agreement. Sumitomo further covenants that it will promptly notify Aspen in writing of any material change which may affect this Agreement, and shall provide a copy of such change (e.g., an amendment), to the Original License Agreement to the extent possible from the perspective of the confidentiality.
10.05
Sumitomo does not warrant that (a) to use the IPS Cells to Develop, make, have made, import or Distribute the Licensed Product in, or export the Licensed Product to, the Licensed Territory, (b) to manufacture the IPS Cells, (c) to use, Develop, manufacture, have manufactured, import or Distribute the Licensed Product in, or export the Licensed Product to, the Licensed Territory, or (d) any other exploitation of the Licensed IP hereunder, will not infringe or violate any patent or other intellectual property rights of a third party. Sumitomo is not obliged to indemnify Aspen (including any Affiliate thereof) for any cost, loss or damage caused by any invalidity of any Licensed IP or infringement by any Licensed IP, the IPS Cells and/or the Licensed Product of any patent or other intellectual property right held by any third party.
10.06
Aspen represents and warrants that it is duly incorporated, validly existing, in a sound and reliable financial condition, and in good standing, and has the power and authority to perform under this Agreement.
10.07
Aspen represents and warrants that the execution and performance of this Agreement does not violate any law, regulation, official decision or award, and does not constitute a breach of any contract that Aspen is a party to.

ARTICLE 11 Packages of the Licensed Product

11.01
To the extent that the applicable laws and regulations require, Aspen shall refer to Sumitomo in such manner as agreed upon between the Parties in all packages, package inserts, promotional literature and any other printed materials concerning the Licensed Product.

ARTICLE 12 Independent Contractor

12.01
Each Party is an independent contractor, and not an agent, joint venture or partner of the other Party. Each Party shall not bind, or attempt to bind, the other Party to any other contract or any performance of any obligation with any third party. Nothing contained herein or done hereunder shall be construed as constituting either Party the agent of the other Party in any sense of the term whatsoever.

ARTICLE 13 Indemnification and Liability

13.01
Aspen shall indemnify, defend and hold Sumitomo and its Affiliates and their respective shareholders, officers, directors, employees, consultants and agents (collectively, the “Sumitomo Indemnitees”) harmless from and against any and all liabilities, losses, judgments, damages or expenses (including reasonable attorney’s fees) (collectively, the “Loss”) by reason of any litigation brought or otherwise for any claim made by a third party to the extent arising out of the performance of Aspen and its Permitted Affiliates under this Agreement or any material breach of this Agreement by Aspen, except to the extent that Sumitomo is obligated to indemnify Aspen pursuant to Article 13.02. Sumitomo shall promptly notify Aspen of any such litigation or claim, and shall permit, unless otherwise agreed upon by the Parties in writing, Aspen to handle and control such litigation or claim at Aspen’s cost and expense. A Sumitomo Indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of Aspen would be inappropriate due to actual or potential differing interests between such Sumitomo Indemnitee and Aspen. In any event, Aspen shall not settle any claim without the prior written consent of Sumitomo, unless such settlement does not admit any wrongdoing on the part of a Sumitomo Indemnitee and does not impose any obligations on a Sumitomo Indemnitee.
13.02
Sumitomo shall indemnify, defend and hold Aspen and its Permitted Affiliates and their respective shareholders, officers, directors, employees, consultants and agents (collectively, the “Aspen Indemnitees”) harmless from and against any Loss by reason of any litigation brought or otherwise for any claim made by a third party to the extent arising out of Sumitomo’s material breach of any provision of this Agreement or its gross negligence, intentional act or omission, except to the extent that Aspen is obligated to indemnify Sumitomo pursuant to Article 13.01. Aspen shall promptly notify Sumitomo of any such litigation or claim, and shall permit, unless otherwise agreed upon by the Parties in writing, Sumitomo to handle and control such litigation or claim at Sumitomo’s cost and expense. An Aspen Indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of Sumitomo would be inappropriate due to actual or potential differing interests between such Aspen Indemnitee and Sumitomo. In any event, Sumitomo shall not settle any claim without the prior written consent of Aspen, unless such settlement does not admit any wrongdoing on the part of an Aspen Indemnitee and does not impose any obligations on an Aspen Indemnitee.
13.03
Sumitomo shall not make any representation or warranty, express or implied, relating to the Licensed IP, IPS Cells, the Licensed Product, and/or any other matters relating to this Agreement, except as expressly provided for in this Agreement.

13.04
IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 15.

ARTICLE 14 Improvement

14.01
In the event that Aspen makes an Improvement, Aspen shall have the rights, title and interests in and to the Improvement and any patent application or patent covering the Improvement. Aspen shall keep Sumitomo reasonably informed on the current status of the Improvement and such patent application and patent, and shall promptly provide Sumitomo with the detailed information relating to Improvement upon Sumitomo’s reasonable written request. Aspen shall grant Sumitomo an irrevocable, non-exclusive, non-transferable, perpetual, worldwide license, without a right to sublicense, to exploit all Improvements solely in connection with exploitation of the Licensed IP with no royalties and/or other payments to Aspen.

ARTICLE 15 Confidentiality

15.01
The Receiving Party shall maintain strictly confidential the Confidential Information and shall not disclose the Confidential Information to any third party without the Disclosing Party’s prior written consent.
15.02
The Receiving Party shall use the Confidential Information for the sole purpose of this Agreement and shall not use the Confidential Information for any other purpose without the Disclosing Party’s prior written consent.
15.03
Notwithstanding the provision of Article 15.01, in the event the Receiving Party is required to disclose any Confidential Information pursuant to laws or government regulations, the Receiving Party may disclose such Confidential Information, provided, however, that the Receiving Party shall, to the extent legally permitted, promptly notify in writing the Disclosing Party to allow the Disclosing Party to obtain protective or confidential treatment of the Confidential Information before it is disclosed and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which has to be disclosed.
15.04
Notwithstanding the provision of Articles 15.01 and 15.02, Sumitomo may (a) disclose the Confidential Information to Sumitomo’s Affiliates and ID Pharma and its Affiliates and (b) use, or cause its Affiliates and/or ID Pharma to use, the Confidential Information solely for internal business reporting purposes provided that such Affiliates are bound by obligations confidentiality at least equivalent in scope to those set forth in this Article 15. Aspen may disclose the Agreement to existing or potential acquirers or merger candidates, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors, or collaboration partners, including Competitors, in each case, as applicable (the “Potential Investors”) and solely for purposes of obtaining financing, negotiating sale or acquisition of any assets or business or collaborations related to the subject matter under this Agreement. If Aspen discloses the Agreement to the Potential Investors, each of the Potential Investors, prior to disclosure, shall be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 15.

15.05
The Parties acknowledge and agree that, as of the Effective Date: (a) Sumitomo has not disclosed to Aspen any Confidential Information that could qualify for treatment as Sumitomo Firewalled Materials pursuant to Article 21.02; and (b) the Parties do not intend for Sumitomo to disclose to Aspen any Confidential Information that could qualify for treatment as Sumitomo Firewalled Materials pursuant to Article 21.02. Prior to disclosing any Confidential Information to Aspen that could qualify for treatment as Sumitomo Firewalled Materials pursuant to Article 21.02, Sumitomo shall provide a written notice to [***] (the “Firewalled Materials Designee”), setting forth in reasonable detail Sumitomo’s intention to disclose such Confidential Information to Aspen. Sumitomo may make such disclosure to Aspen solely to the extent that the Firewalled Materials Designee expressly requests or approves such disclosure in writing. Such disclosure shall expressly and specifically identify each item of Confidential Information that may constitute Sumitomo Firewalled Materials. Aspen may change the Firewalled Materials Designee solely upon a signed written notice to Sumitomo.
15.06
This Article 15 shall survive any termination or expiration of this Agreement for seven (7) years thereafter.

ARTICLE 16 Publication and Publicity

16.01
Except as required by applicable laws and/or regulations, neither Party shall issue a press release or public announcement relating to this Agreement without other Party’s prior written consent.

ARTICLE 17 Term of Agreement

17.01
This Agreement shall take effect on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall continue on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the Royalty Term for such Licensed Product in such country (“Term”).

ARTICLE 18 Effects of Termination

18.01
Upon any termination (but not expiration) of this Agreement, Aspen shall immediately cease to conduct all the activities specified in Article 2.01, and shall immediately, and in any event, within ten (10) calendar days after the termination thereof, return to Sumitomo all Confidential Information. For the avoidance of doubt, the license granted hereunder shall become fully paid and irrevocable following the expiration of the Term.
18.02
Upon any termination (but not expiration) of this Agreement, unless otherwise agreed by the Parties, Aspen shall destroy, at its sole cost and expense, and at its own risk and responsibility, the remaining IPS Cells and inventory of the Licensed Product as of the effective date of such termination. For the avoidance of doubt, the license granted hereunder shall become fully paid and irrevocable following the expiration of the Term.
18.03
Any expiration or termination of this Agreement shall have no effect on amounts due either Party at the time of such expiration or termination.
18.04
Any expiration or termination of this Agreement shall have no effect on any licenses or the rights granted to Sumitomo and expressly stated herein to be perpetual and irrevocable, and such licenses and rights shall continue to be effective after any expiration or termination of this Agreement.

18.05
Articles 1, 3.04, 8.03, 9.02, 9.03, 9.04, 9.05, 10.05, 12, 13, 14, 15, 16, 18, 21, 23, 24, 25, 26, 27 and 28 shall survive the expiration or any termination of this Agreement.

ARTICLE 19 Termination

19.01
Notwithstanding the provisions of Article 17, during the Term:
(a)
In the event the Original License Agreement is terminated, this Agreement shall automatically terminate as of the date of the termination of the Original License Agreement;
(b)
Each Party may terminate this Agreement without any liability after giving written notice:
(i)
if the other Party materially breaches any of its obligations under this Agreement and such material breach is not cured by such other Party within (x) sixty (60) days for non-payment breaches or (y) thirty (30) days for payment breaches, from receipt of the notice to remedy such material breach, provided that in the event that the Party alleged to have materially breached this Agreement disputes in good faith whether a material breach has occurred, such termination shall be tolled pending resolution of such dispute pursuant to Article 23; or
(ii)
with immediate effect if the other Party becomes subject to an Insolvency Event.
(c)
Sumitomo may terminate this Agreement in its entirety immediately if Aspen files any action, proceeding or lawsuit to challenge the validity, enforceability or scope of the Licensed IP.
(d)
Aspen may terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product and Region-by-Region basis, at any time upon thirty (30) days’ prior written notice to Sumitomo.
19.02
Sumitomo shall provide notice to Aspen immediately after the Original License Agreement is terminated and shall reasonably cooperate with any reasonable request of Aspen to assist Aspen in entering into a license agreement with ID Pharma or its applicable sublicensee with respect to the Licensed IP.

ARTICLE 20 Compliance with Law

20.01
Each Party shall comply with all applicable laws and regulations for performing its obligations hereunder.
20.02
Each Party warrants, represents and covenants to the other Party that, to the best of its knowledge, neither Party nor any of its Affiliates, or any of their respective shareholders, directors, officers, agents, or employees, is aware of or has taken or will take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), including, without limitation, making use of the mail or any means or instrumentality of U.S. interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of any money, property, gift or anything of value to (a) any foreign or domestic official, (b) any foreign or domestic political party or official thereof, or (c) any candidate for foreign or domestic political office, for the purpose of (i) influencing any act or decision of such foreign or domestic official in his official capacity, (ii) inducing such foreign or domestic official to do or omit to do any act in relation to his lawful duty, or (iii) securing any improper advantage; in order to assist the Party or any of its Affiliates in obtaining or retaining business, or directing business to the Party or its Affiliates.
20.03
Each Party shall (a) promptly inform the other Party in writing of any inquiry or investigation, whether governmental, judicial, or administrative, involving allegations that the Party has violated any Anti-Corruption Laws, and (b) provide the other Party with periodic updates of such inquiry or investigation. Upon receipt of a notice made pursuant to item (a) of the preceding sentence, the other Party may, in its discretion, suspend the performance of its obligations under this Agreement pending the final determination of such inquiry or investigation; provided that, should such inquiry or investigation last for more than eighteen (18) calendar months following receipt of the notice, then the other Party may immediately terminate the Agreement without any liability upon written notice to the affected Party. Further, the other Party may immediately terminate the Agreement without any liability in the event that the Party breaches the terms or conditions of any non-prosecution agreement, deferred prosecution agreement, or other settlement agreement, or externally imposed monitoring arrangement (or the equivalent of any of the foregoing) between the Party and the relevant Governmental Authority (whether foreign or domestic).

ARTICLE 21 Assignment of this Agreement

21.01
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective corporate successors and permitted assigns. Neither Party may assign, delegate or otherwise transfer its rights, duties or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that Sumitomo may, without such consent, assign its rights, duties or obligations (a) to any of its Affiliate(s) or (b) to a third party in connection with a Material Change and Aspen may, without such consent, assign its rights, duties or obligations to a third party in connection with a Material Change. An assignment made without the consent required hereunder or which is otherwise not in accordance with this section, shall be null and void and deemed a material breach of this Agreement.
21.02
In the event that Aspen undergoes a Material Change pursuant to which Aspen or its business to which this Agreement relates is acquired by a Competitor, this Agreement shall remain in full force and effect; provided, however, that (a) the license under Article 2.01 shall only remain in effect for Licensed Products for ANPD001 and ANPD002 and any other product for which the INDA application was approved by FDA prior to the effective date of such Material Change (the “Subject Products”), i.e., this Agreement shall remain in full force and effect replacing the Licensed Products with the Subject Products; and (b) Aspen (or its successor in interest pursuant thereto) shall, and shall cause its Affiliates to, (i) implement firewalls to segregate all of Sumitomo’s Confidential Information related to the Licensed IP and/or Licensed Products (“Sumitomo Firewalled Materials”), and the intellectual property of such Competitor (“Competitor Firewalled Materials”), (ii) ensure that its personnel having access to the Sumitomo Firewalled Materials do not have access to Competitor Firewalled Materials (and vise-versa), (iii) not use the Sumitomo Firewalled Materials in connection with the research, development, manufacturing, importing, exporting, commercialization or distribution activities for a Competing Product of a Competitor, and (iv) not use Competitor Firewalled Materials in connection with the Development, manufacturing or Distribution for a Licensed Product. The violations of the obligations provided in this Article 21.02(b) shall be deemed material breach of this Agreement. Notwithstanding the right to cure a material breach as set forth in Article 19.01(b)(i) and the tolling provision therein, if Aspen or its successor in interest pursuant thereto breaches the obligations provided in this Article 21.02(b), then, Sumitomo may give Aspen a written notice that Sumitomo will terminate this

Agreement when ten (10) calendar days have passed from the receipt by Aspen of such notice, provided such notice expressly identifies and explains the breach by Aspen (the “Claim Package”). In case Aspen proves in writing within the ten (10) calendar days from receipt of the Claim Package that such breach has been cured or did not occur, then Sumitomo will not terminate this Agreement. For the avoidance of doubt, Sumitomo may terminate this Agreement if Aspen fails to prove in writing that none of the Sumitomo Firewall Materials has been leaked to the Competitor or such breach has been cured within the ten (10) calendar days of receipt of the Claim Package.
21.03
Aspen may add its developing product to the Subject Products by [***] for each product to Sumitomo on or prior to the date of such Material Change.

ARTICLE 22 Force Majeure

22.01
Neither Party shall be liable for any delay or failure to perform part or the whole of this Agreement when such delay or failure is due to a force majeure event, including but not limited to, fire, flood, earthquake, pandemic, strike, labour dispute, delay of a carrier, common carrier or other industrial disturbances, inevitable accident, war (declared or undeclared), embargo, blockade, legal restriction, riot, insurrection, governmental action, order, legislation, regulation or restriction, and/or any similar or other causes beyond the control of the subject Party, provided, however, that the Party so prevented from performing its obligations shall not have procured such force majeure event, shall have used reasonable diligence to avoid such event and ameliorate or mitigate its effects, and shall continue to take all actions within its reasonable power to comply as fully as reasonably possible with the terms of this Agreement; and provided that, any obligation of payment under this Agreement shall not be excused by such force majeure.
22.02
The Party claiming the benefit of an excuse under this article shall, as promptly as practicable, notify the other Party in writing of any such delay or failure in the performance of its obligations hereunder, and shall resume such performance as soon as reasonably practicable; provided that, if such delay or failure of performance due to such event of force majeure continues or is reasonably likely to continue for more than ninety (90) days (the Parties may extend such period upon consultation), then the Party not affected thereby may terminate this Agreement without any liability, in whole or in part, upon written notice to the other Party.
22.03
In the above notice of the force majeure event, the Party must specify the obligation(s) that have or are being affected by the said event and demonstrate how such event has or is causing the delay or has otherwise rendered impossible the performance of such obligation(s).

ARTICLE 23 Arbitration

23.01
In the event of any dispute, controversy or claim arising out of or in relation to any provision of this Agreement, or the validity, performance, termination or breach thereof, the Parties shall try to settle the problem between themselves. Should they fail to agree within a period of thirty (30) days (or such longer period agreed upon between the Parties), the matter in dispute shall be finally settled by arbitration held in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) then in force. The number of the arbitrators shall be three (3). Each Party shall select one (1) arbitrator, and the selected arbitrators shall select a third arbitrator in accordance with the Rules. The arbitration shall be seated and held in Tokyo, Japan. The award rendered by the arbitration shall in any case be final and binding upon the Parties and enforceable in accordance with its terms. Judgment upon the award may be entered in any court having jurisdiction thereof, or the relevant Party or its assets. Aspen hereby acknowledges and waives any objection to the propriety or convenience of the above seat of arbitration.
23.02
The existence of any dispute between the Parties as well as the existence or details of the arbitration or other action therefor, and all related documents, materials, evidence and awards of decisions therein, shall be kept strictly confidential. Except as required by law, no Party may make any public announcement with respect to the arbitration or other proceeding, or any award or decision therein, except as required to enforce the same.

ARTICLE 24 Governing Law

24.01
This Agreement shall be expressly governed by and construed in accordance with the laws of Japan (without giving effect to its principles of conflict of laws).

ARTICLE 25 Waiver

25.01
The waiver of any relief for any breach or non-fulfillment of any term or condition of this Agreement does not constitute a waiver of any relief for any other breach or non-fulfillment of that or any other term or condition.

ARTICLE 26 Notice

26.01
Any notice required or permitted to be given hereunder by either Party shall be given in writing, by registered or certified airmail, recognized courier service, or fax or email followed by registered or certified airmail or recognized courier service, addressed to the Party for whom it is intended at the following address or such other address as such Party may subsequently notify the other Party in writing:

To Sumitomo:	Sumitomo Pharma Co., Ltd.
[***]

To Aspen:	Aspen Neuroscience, Inc.
10835 Road to the Cure,
Ste. 100, San Diego, CA 92121,
United States of America
[***]

with a copy to (which shall not constitute notice):
DLA Piper LLP (US)
4635 Executive Drive, Suite 1100
San Diego, CA 92121-2133
[***]

ARTICLE 27 Entire Agreement

27.01
This Agreement supersedes any promise, agreement or consent in relation to the subject matter of this Agreement made between the Parties by their respective officers or employees before the execution of this Agreement, including, but not limited to, that undated Non-Binding Term Sheet that summarized the proposed terms of the potential licensing arrangement between the Parties.
27.02
This Agreement may not be modified, nor may any claimed waiver of any of the provisions hereof be binding, unless such modification or waiver is made in writing and signed by the duly authorized representative of the Parties.

ARTICLE 28 Severability

28.01
If any term of this Agreement is found to be invalid, illegal or otherwise unenforceable, that finding will not affect all or the other remaining terms of this Agreement, but that term shall be deemed modified to the extent necessary to render it enforceable, and the rights and obligations of the Parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties set forth in this Agreement.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date, and each one of the two originals of this Agreement shall be kept by each Party.

SUMITOMO PHARMA CO., LTD.

Date	12/6/2023	By	/s/ Toru Kimura
Toru Kimura
Representative Director, Executive Vice President,
Regenerative & Cellular Medicine

ASPEN NEUROSCIENCE, INC.

Date	12/28/2023	By	/s/ Damien McDevitt
Damien McDevitt, PhD
President and Chief Executive Officer

SCHEDULE A

Patent Rights

[***]